UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2018

Heron Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4242 Campus Point Court, Suite 200 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 251-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On March 28, 2018, Heron Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, Cowen and Company, LLC and Evercore Group L.L.C., as representatives of the several underwriters identified in Schedule A thereto (the “Underwriters”), pursuant to which the Company (i) agreed to issue and sell an aggregate of 6,000,000 shares of our common stock (the “Shares”) to the Underwriters and (ii) granted the Underwriters an option for 30 days to purchase up to an additional 900,000 shares that may be sold upon the exercise of such option by the Underwriters (the “Offering”). The Shares were sold at a public offering price of $26.00 per Share and, except with respect to the Shares sold to Tang Capital Partners, LP (“TCP”), were purchased by the Underwriters from us at a price of $24.44 per Share. TCP, an affiliate of Kevin Tang, the Chairman of our Board of Directors, agreed to purchase 192,308 Shares in the Offering at the public offering price. The Underwriters did not receive any underwriting discounts or commissions with respect to the sale of Shares to TCP.

We estimate that the net proceeds we will receive from the Offering, excluding the proceeds from the additional 900,000 shares that may be purchased by the Underwriters following the exercise of their option, will be approximately $146.7 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses payable by us.

The Offering was made pursuant to the Company’s automatically effective registration statement on Form S-3 (Registration No. 333-219172), which was previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering closed on April 3, 2018. In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make because of such liabilities.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the securities issued in the Offering is filed herewith as Exhibit 5.1.

Waiver

On March 28, 2018, the Company and TCP executed a waiver (the “Waiver”) pursuant to which TCP waived: (i) the Company’s obligation under the Securities Purchase Agreement, dated April 24, 2011, among the Company, TCP and certain other investors to maintain a sufficient number of authorized shares of the Company’s common stock to permit the conversion of TCP’s outstanding principal and interest under the Company’s Senior Convertible Notes due 2021 (the “Convertible Notes”) to the Company’s common stock; and (ii) its right to convert the Convertible Notes for the duration of the Waiver. The Waiver will remain effective until the earliest to occur of: (x) the date the Company is required to issue a change of control notice pursuant to the Convertible Notes; (y) the Company’s stockholders approving an increase of the number of authorized shares of the Company’s common stock; and (z) September 28, 2018. If, upon the expiration of the Waiver, TCP seeks to convert part or all of the Convertible Notes and the Company does not have a sufficient number of authorized shares of its common stock to permit the conversion of the portion of the Convertible Notes being converted, then the Company will be obligated to make a cash payment to TCP equal to the value of the underlying shares of common stock that it is unable to deliver on conversion, based on the price of the Company’s common stock at such time.

The foregoing description of the Waiver does not purport to be complete and is qualified in its entirety by reference to such agreement. A copy of the Waiver is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company’s contractual payment obligations pursuant to the Waiver are described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated into this Item 2.03 by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 28, 2018, among Heron Therapeutics, Inc. and Jefferies LLC, Cowen and Company, LLC and Evercore Group L.L.C., as representatives of the several underwriters named therein

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Waiver, dated March 28, 2018, between Heron Therapeutics, Inc. and Tang Capital Partners, LP

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.

Date: April 3, 2018	/s/ David L. Szekeres
David L. Szekeres Senior Vice President, General Counsel, Business Development and Corporate Secretary